Contact                Gary Brooten or Gregg Feistman      [LOGO OF CORESTATES
                                (215) 973-3546               APPEARS HERE]


For Release              Immediately Upon Receipt



               CoreStates Ends 1994 With Record Fourth Quarter;

            Full-Year Operating Results Reflect Continued Strength


     Philadelphia, January 18, 1995--CoreStates Financial Corp today reported record fourth quarter net income of $111,475,000 or 78 cents per share, for returns of 1.60% on average assets and 19.50% on average equity. The earnings were up more than 17% from $94,676,000 or 65 cents per share in 1993, a per share increase of 20%

     Full year operating results -- excluding one-time charges related to two first-half mergers -- were $416,239,000 or $2.92 per share, for returns of 1.50% on average assets and 18.34% on average equity. Including the $167 million of one-time after-tax charges, net income for the year was $245,362,000 or $1.75 per share. Full year 1993 operating earnings were $362,429,000 or $2.49 per share.

     Terrence A. Larsen, chairman, said the record fourth quarter results reflected continuing strength and stability in CoreStates' overall business, combined with moderate growth. The major contributing factors were continued strength in the net interest margin and improved expense management.

     On a year-to-year basis, quarterly net interest income grew by more than 7%. This was due mainly to a 34 basis point increase in the net interest margin compared to the 1993 fourth quarter; at 5.89%, CoreStates' margin in the 1994 fourth quarter was near the top among major banking organizations.

     Average quarterly loan volume was up slightly, Larsen said, reflecting two opposing factors. During the year CoreStates sold low-quality or narrow-margin loans from portfolios of acquired

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banks; the sales were more than offset by loan growth of about 5%, primarily in higher-margin lines such as credit card and commercial finance.

     "These offsetting factors contributed to our margin strength," Larsen said. "Also, the stability of our margin benefited from our strategic decision many years ago to minimize the interest rate risk that remains on our balance sheet. This means the strength of our margin is related quite directly to the mix of our basic banking business.

     "A number of CoreStates' businesses, notably Congress Financial Corporation and the credit card business, are relatively wide-margin lending activities. In combination with the relative size of our loan portfolio, this contributes positively to our net interest margin.

     "On the funding side, our strong base of consumer deposits and demand deposit balances associated with our cash management businesses both provide a stable, low cost of funds," he added.

     "This business mix is enhanced by strong asset/liability management skills, a disciplined internal funds pricing system and the strategic use of derivatives to hedge balance sheet risk. All of this contributes to both the strength and stability of CoreStates' net interest margin."

     Overall revenues from fee-based services increased slightly from the 1993 fourth quarter, with the highlight being 14% growth in international service fees.

     Larsen said the fourth quarter included a net benefit of about $1 million to pretax earnings from the acquisition of Germantown Savings Bank on December 2.

     The company's expense ratio for the fourth quarter dropped below 60% for the first time, at 59.74% compared to 63.18% a year earlier. This improvement continued a year-long trend. Larsen said it resulted from continued progress in achieving merger efficiencies and from the heightened attention to expense management created by the process-redesign program CoreStates initiated in September.

     Full Year 1994 Results

     The full year results, excluding the one-time charges related

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to the acquisitions of Constellation Bancorp in the first quarter and
Independence Bancorp in the second quarter, reflected much the same underlying factors that characterized the fourth quarter.

     Net interest income was up just under 5%, based on improvement of 21 basis points in the net interest margin and moderate loan growth offset by sales of portions of acquired portfolios. Revenues from fee-based services also followed a pattern similar to that of the fourth quarter.

     Non-performing assets resumed their two-year decline in the fourth quarter after being flat from June to September. Total non-performing assets at December 31 were $311 million, compared to $357 million at September 30, 1994 and $439 million at December 31, 1993. The year-end 1994 total represented 1.06% of total assets and 1.51% of total loans plus real estate foreclosed or in foreclosure.

     The reserve for loan losses at December 31 was $501 million, or 203% of total non-performing loans. Net charge-offs were $26.0 million for the fourth quarter and $220.9 million (including $103.1 million associated with the Constellation acquisition) for the full year 1994, compared to $28.8 million and $115.0 million, respectively, in 1993.

     Consolidated total assets at December 31 were $29.3 billion, including $20.5 billion of consolidated net loans. Consolidated total deposits were $22.0 billion.

     Shareholders' equity at December 31 was $2.35 billion, or 8.01% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 7.8% for the fourth quarter. Tier 1 capital at December 31 was 8.7% of risk-adjusted assets and total capital was 12.5% of risk-adjusted assets, well in excess of regulatory minimums of 4% and 8%, respectively.
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                           CoreStates Financial Corp
                   (in thousands, except per share amounts)



                              Three Months Ended         Twelve Months Ended
                                 December 31,                December 31,
                             --------------------  -----------------------------
                               1994      1993(a)         1994          1993(a)
                             ---------  ---------  ----------------  -----------

Income before cumulative
 effect of a change in
 accounting principle         $111,475  $ 94,676          $248,792(b)  $362,429
                              ========  ========   ===============   ==========


Net income                    $111,475  $ 94,676          $245,362(c)  $349,419(d)
                              ========  ========   ===============   ==========


Per Share
- ---------

Income before cumulative
 effect of a change
 in accounting principle      $   0.78  $   0.65             $1.75(b)  $   2.49
                              ========  ========   ===============   ==========


Net income                    $   0.78  $   0.65             $1.73(c)      2.40(d)
                              ========  ========   ===============   ==========

Average number of shares
 outstanding                   142,252   145,372           142,498      145,398
                              ========  ========   ===============   ==========


(a) Restated to include Constellation Bancorp which was acquired on March 16, 1994 and Independence Bancorp which was acquired on June 27, 1994. Both transactions were accounted for as a pooling of interests.

(b) Excluding after-tax merger-related charges of $127.8 million, or $0.89 per share, recorded in the first quarter of 1994 for the Constellation acquisition and $39.6 million, or $0.28 per share, recorded in the second quarter of 1994 for the Independence acquisition, selected financial results for the 1994 full year compared to the prior year follows:

                                     1994              1993
                                    ------            ------

Income before cumulative effect of
 a change in accounting
 principle                          $416,239          $362,429
Per share                           $   2.92          $   2.49

(c) Reflects Independence's writedown to fair value for certain mortgage securities deemed to be impaired under FASB's 1994 interpretation of FAS 115.

(d) Reflects the adoption of Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" (FAS 112). As required under FAS 112, CoreStates recognized immediately the January 1, 1993 transitional liability of $20.0 million pre-tax, $13.0 million after-tax or 0.09 per share, as the cumulative effect of a change in accounting principle in the first quarter of 1993.

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